Exhibit 99.1

Progress Energy Announces 2006 Third-Quarter Results

Highlights:

♦	Describes upside to core ongoing earnings per share and financial condition impact due to restructuring beginning in 2007

♦	Reports quarterly ongoing earnings of $0.93 per share, GAAP earnings of $1.27 per share

♦	Reports core ongoing earnings of $0.89 per share compared to $1.05 per share for the same period last year

♦	Reaffirms 2006 core ongoing earnings guidance of $2.45 to $2.65 per share assuming sufficient year-end progress on strategic alternatives associated with Progress Ventures

♦	Continues successful execution of restructuring plan

RALEIGH, N.C. (Nov. 3, 2006) - Progress Energy [NYSE: PGN] announced third-quarter earnings of $319 million, or $1.27 per share, compared to earnings of $450 million, or $1.82 per share, for the same period last year. Third-quarter ongoing earnings were $233 million, or $0.93 per share, compared to $341 million, or $1.37 per share, last year. The negative quarter-over-quarter changes are due primarily to our synthetic fuel operations and the related impact on income taxes. The negative quarter-over-quarter impact to earnings of these two items was approximately $150 million. (See the discussion later in this release for a reconciliation of GAAP earnings per share to ongoing earnings per share)

“While the impact of our synthetic fuel operations and mark-to-market adjustments in the Progress Ventures segment have detracted from our financial performance on a quarter-over-quarter basis, the fundamentals of our regulated utilities continue to show strength and provide solid earnings,” said Bob McGehee, chairman and CEO of Progress Energy. “On a weather comparable basis our two utilities enjoyed quarter-over-quarter earnings growth while our corporate costs were essentially flat. Revenue growth and O&M cost management are strong positives for our company and should fuel sustainable future growth at the two utilities.”

“I am pleased with the continued success in the execution of our restructuring plan,” McGehee said. “We have received more than $1.7 billion in gross proceeds from asset sales this year and have already announced the redemption of $750 million in debt at the holding company. We have the cash on hand to achieve our goal of reducing holding company debt by $1.3 billion, which we expect to complete by the end of the year. We will enter 2007 with a strong balance sheet and solid credit metrics. We are also aggressively pursuing options with our remaining Progress Ventures assets. While there are many alternatives to consider, we are confident that we will have clarity on that business segment by the end of the year.”

Core ongoing earnings, which exclude the ongoing earnings from the company’s coal and synthetic fuel operations, were $0.89 per share for the quarter, compared to $1.05 per share for the same period last year. The unfavorable quarter-over-quarter weather impact of $0.12 per share at the utilities and mark-to-market losses due to the discontinuance of cash flow hedge accounting treatment for certain Progress Ventures contracts of $0.07 per share were partially offset by favorable growth and usage at Progress Energy Carolinas and lower O&M at both utilities.

Non-core ongoing earnings decreased to $0.04 per share for the quarter, compared to earnings of $0.32 per share for the same period last year, primarily due to lower levels of synthetic fuel production and tax credits. The 72 percent reserve against synthetic fuel credits previously recorded was reduced to 35 percent due to favorable movements in oil prices and pricing forecasts.

2006 CORE ONGOING EARNINGS GUIDANCE

“We are maintaining our core ongoing earnings guidance at $2.45 to $2.65 per share, assuming that by year-end we will have made sufficient progress on our restructuring plan that would allow us to reclassify the remaining Progress Ventures segment results from core ongoing earnings to discontinued operations,” McGehee said.

The 2006 core ongoing earnings guidance excludes any impacts from the CVO mark-to-market adjustment, asset impairments, goodwill impairment, synthetic fuel operations and discontinued operations of our natural gas business, coal mining business, Progress Telecom, and other businesses. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2006 earnings guidance figures due to the uncertain nature and amount of these adjustments.

PROSPECTS FOR 2007 AND 2008

“Ongoing financial results for 2007 and 2008 should be strong,” said McGehee. “Our completed as well as planned restructuring is expected to produce ongoing earnings growth in those years substantially greater than the 3 percent to 5 percent that we previously targeted from our core businesses - Progress Energy Carolinas and Progress Energy Florida. We recognize the importance of our dividend to our shareholders and remain committed to growing the dividend, although that rate of growth may be lower than in previous years. We expect to drive our dividend payout ratio to approximately 80 percent of core business earnings by 2008. Our board of directors will review our proposed dividend policy at their December meeting and ultimately will make the decision on this matter.”

The primary drivers for this future growth include interest expense savings, ongoing cost management, the inclusion of Hines Unit 4 in rate base, revised transmission tariffs reflecting incremental investment, other increased investments at the utilities and the use of proceeds from remaining asset divestitures.

The company announced at the end of the second quarter that its synthetic fuel plants were idled based on high current and projected oil prices that would likely phase out the related tax credits. Since then, projected oil prices for 2007 have fallen significantly. Assuming oil prices remain favorable for production in 2007, the company will have the opportunity to increase non-core earnings. This additional upside is not incorporated into the projection described above.

RECENT DEVELOPMENTS

•	Announced Nov. 27 redemption of $750 million of Senior Notes at the holding company.
•	Closed on the sale of Winchester Energy. The gain from this sale will be recorded in fourth-quarter GAAP earnings.
•	Closed on the sale of Rowan generation facility.
•	Restarted limited synthetic fuel production.
•	Received regulatory approval to increase the fuel factor for Progress Energy Carolinas’ North Carolina customers by approximately $177 million.
•	Received notification from Moody’s that it changed its ratings outlook to “stable” from “negative” for Progress Energy and from “stable” to “positive” for Progress Energy Carolinas.
•	Received regulatory approval in Florida to purchase environmentally friendly “E-grass” power.
•	Named to the Dow Jones Sustainability North America and U.S. indices, which list companies that lead their industries in managing economic, environmental and social issues.
•	Named to the Top 50 Best Places to Launch a Career by BusinessWeek magazine.
•	Named Corporation of the Year by the Florida Minority Supplier Development Council.

Press releases regarding various announcements are available on the company’s Web site at: http://www.progress-energy.com/aboutus/news.

THIRD-QUARTER 2006 BUSINESS HIGHLIGHTS

Below are the third-quarter 2006 highlights for the company’s business units. See the reconciliation table on page S-1 of the supplemental data for a reconciliation of GAAP earnings per share to ongoing earnings per share.

Progress Energy Carolinas

•	Reported quarterly ongoing earnings per share of $0.75, compared to $0.75 for the same period last year; GAAP quarterly earnings per share of $0.75, compared with $0.74 for the same period last year.
•	Realized a net average customer increase of 29,000 during the last 12 months.
•	Reported increased growth and usage and wholesale margins partially offset by prior year gains on land sales.
•
Reported higher interest income and lower depreciation and amortization partially offset by the recognition of an additional loss related to estimated scrubber costs in excess of an indemnification agreement with the joint owner.

•	Reported lower O&M costs primarily due to a prior year refueling outage partially offset by the impact of capital project write-offs.
•
Earnings in 2006 no longer reflect the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of the Public Utilities Holding Company Act (PUHCA). The result is an increase in tax expense at Progress Energy Carolinas, offset by decreased tax expense at Corporate and Other Businesses.

Progress Energy Florida

•	Reported quarterly ongoing earnings per share of $0.51, down from $0.58 for the same period last year; GAAP quarterly earnings per share of $0.50, down from $0.60 for the same period last year.
•	Realized a net average customer increase of 40,000 during the last 12 months.
•	Reported unfavorable weather and interest expense partially offset by higher interest income.
•	Reported lower O&M costs due primarily to reduced pension expense offset partially by higher nuclear outage accruals.
•
Earnings for 2006 no longer reflect the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA. The result is an increase in tax expense at Progress Energy Florida, offset by decreased tax expense at Corporate and Other Businesses.

See the attached supplemental data schedules for additional information on Progress Energy Carolinas and Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and other information.

Progress Ventures

•
Reported quarterly ongoing net loss per share of $0.16, compared to an ongoing net loss per share of $0.08 for the same period last year; GAAP quarterly earnings per share of $0.12, compared with GAAP earnings per share of $0.01 for the same period last year.

•	Reported unfavorability primarily due to mark-to-market losses due to the discontinuance of cash flow hedge accounting treatment for certain natural gas contracts.
•	Indicated in the third quarter Form 10-Q a negative earnings impact potentially exceeding $500 million before taxes if a sale of the remaining Progress Ventures assets were to occur.
•	Indicated in the third quarter Form 10-Q an expected fourth quarter pretax gain of approximately $500 million on the sale of Winchester Energy.

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported quarterly ongoing after-tax expenses of $0.21 per share compared to ongoing after-tax expenses of $0.20 same period last year; GAAP quarterly after-tax expenses of $0.16 per share, compared with after-tax earnings of $0.18 for the same period last year.

•
Removed the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA. The result is decreased tax expense at Corporate and Other Businesses, offset primarily by increased tax expense at Progress Energy Carolinas and Progress Energy Florida.

Non-Core Operations (Coal and Synthetic Fuels)

•
Reported quarterly ongoing earnings per share of $0.04, compared to ongoing earnings of $0.32 for the same period last year; GAAP quarterly earnings of $0.06 per share, compared with earnings of $0.29 per share for the same period last year.

•	Decreased synthetic fuel sales to 0.2 million tons, down from 3.0 million tons for the same period last year.
•	Reduced the reserve to 35 percent, from 72 percent in the second quarter, of the value of the credits associated with 2006 year-to-date production due to oil price phase out.

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following tables provide a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Three months ended September 30
	2006			2005*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	0.89	0.04	0.93	1.05	0.32	1.37
Intraperiod tax allocation	0.05	-	0.05	0.37	-	0.37
CVO mark-to-market	(0.01)	-	(0.01)	0.02	-	0.02
Discontinued operations	0.28	0.02	0.30	0.10	(0.03)	0.07
Postretirement and severance charges	-	-	-	(0.01)	-	(0.01)
Reported GAAP earnings per share	1.21	0.06	1.27	1.53	0.29	1.82
Shares outstanding (millions)			251			248

* Previously reported 2005 results have been restated to reflect discontinued operations.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Nine Months Ended September 30
	2006			2005*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	1.69	(0.05)	1.64	2.01	0.42	2.43
Intraperiod tax allocation	(0.03)	-	(0.03)	0.11	-	0.11
CVO mark-to-market	(0.10)	-	(0.10)	0.02	-	0.02
Discontinued operations	0.21	(0.03)	0.18	0.10	(0.02)	0.08
Impairments	(0.17)	(0.25)	(0.42)	-	-	-
Postretirement and severance charges	-	-	-	(0.43)	(0.01)	(0.44)
Reported GAAP earnings per share	1.60	(0.33)	1.27	1.81	0.39	2.20
Shares outstanding (millions)			250			246

* Previously reported 2005 results have been restated to reflect discontinued operations.

Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and information included in the Supplemental Data schedules are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment increased earnings per share by $0.05 for the quarter and increased earnings per share by $0.37 for the same period last year, but has no impact on the company’s annual earnings. An effective tax rate adjustment was also recorded for Progress Energy Carolinas and Progress Energy Florida this quarter. Since this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market decreased earnings per share by $0.01 for the quarter and increased earnings per share by $0.02 for the same period last year. Progress Energy is unable to predict the changes in the market value of the CVOs and, since these changes do not affect the company’s underlying obligation, management does not consider the adjustment to be a component of ongoing earnings.

Progress Telecom, LLC Discontinued Operations

On March 20, 2006, we completed the sale of Progress Telecom, LLC (PT LLC) to Level 3 Communications, Inc. (Level 3). Discontinued PT LLC operations had no material impact on earnings for the quarter and increased earnings per share by $0.01 for the same period last year.

Due to its sale, the operations of PT LLC are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.

Coal Mine Discontinued Operations

On Nov. 14, 2005, our board of directors approved a plan to divest of our coal mining operations. As a result, we have classified the coal mining operations as discontinued operations in the accompanying financial statements for all periods presented. On April 6, 2006, we signed an agreement to sell certain net assets of the coal mining business to Alpha Natural Resources, LLC for $23 million and the sale closed on May 1, 2006. The remaining coal mining operations are expected to be sold by the end of 2006. Discontinued coal mining operations increased earnings by $0.01 per share for this quarter and decreased earnings per share by $0.04 for the same period last year.

Due to our commitment to dispose of these assets, management does not view this activity as representative of the ongoing operations of the company.

Progress Rail Discontinued Operations

On March 24, 2005, we completed the sale of Progress Rail Services Corp. (Progress Rail) to One Equity Partners, LLC, and the net proceeds were used to pay down debt. Discontinued Progress Rail operations had no material impact for this quarter or the same period last year.

Due to its sale, the operations of Progress Rail are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.

Rowan and DeSoto Plant Discontinued Operations

On May 31 and August 31, 2006, we completed the sale of the DeSoto and Rowan nonregulated generation plants respectively. Discontinued Rowan and DeSoto operations increased earnings by $0.05 per share for the quarter and increased earnings per share by $0.03 for the same period last year.

Due to the sale, the operations of the Rowan and DeSoto facilities are reported as discontinued operations in the accompanying financial statements; therefore, management does not believe this activity is representative of the ongoing operations of the company.

Winchester Energy (Natural Gas Operations) Discontinued Operations

On Oct. 2, 2006, we completed the sale of Winchester Energy. Discontinued Winchester Energy operations increased earnings by $0.23 per share for the quarter and increased earnings per share by $0.06 for the same period last year.

Due to the sale, the operations of Winchester Energy are reported as discontinued operations in the accompanying financial statements; therefore, management does not believe this activity is representative of the ongoing operations of the company.

Other Discontinued Operations

Discontinued operations related to the sale of Dixie Fuels and commitment to sell other fuels businesses increased earnings by $0.01 per share for the quarter and increased earnings per share by $0.01 for the same period last year.

Due to the sale or commitment to dispose of these assets, management does not view this activity as representative of the ongoing operations of the company.

Impairment of Operations Related to Synthetic Fuel

On May 22, 2006, we announced that our synthetic fuel production facilities were idled. Due to the idling of these facilities we performed an impairment test of all synthetic fuel and other related long-lived assets during the second quarter. Based on the results of the impairment test, we recorded after-tax impairment charges of $0.22 per share in the second quarter. These charges represent the entirety of the asset carrying value of our synthetic fuel intangible assets and manufacturing facilities, as well as a portion of the asset carrying value associated with the river terminals at which the synthetic fuel manufacturing facilities are located. Management does not believe this impairment is representative of the ongoing operations of the company.

Impairment Related to the Write-Off of State Net Operating Losses

On May 8, 2006, we announced the sale of the Rowan and DeSoto nonregulated generation facilities to subsidiaries of Southern Company. Due to the sale of these facilities we evaluated previously recorded state net operating losses for potential impairment during the second quarter. Based on the results of this evaluation, we impaired the state net operating losses by recording a valuation allowance of $0.04 for state net operating losses in the second quarter. Approximately $0.01 per share of the impairment charge was recorded in the Progress Ventures segment and the remaining $0.03 per share charge was recorded in the Coal and Synthetic Fuels segment. Management does not believe this impairment is representative of the ongoing operations of the company.

Impairment of Goodwill

We have monitored the carrying value of our goodwill associated with our Progress Ventures operations in accordance with accounting standards for goodwill. As part of our evaluation of certain business opportunities that may impact the future cash flows of our Georgia Region operations, we performed an interim goodwill impairment test during the first quarter of 2006. As a result of this test, during the nine months ended Sept. 30, 2006, we recognized an after-tax goodwill impairment loss of $0.16 per share. Management does not believe this impairment is representative of the ongoing operations of the company.

Cost-Management Restructuring Charge

On Feb. 28, 2005, as part of a previously announced cost-management initiative, Progress Energy approved a workforce restructuring, which resulted in a reduction of approximately 450 positions.
In connection with the cost-management initiative, the company incurred approximately $0.01 per share after-tax, of estimated future payments for severance benefits in the third quarter of 2005. Due to the nonrecurring nature of the adjustment, management believes it is not representative of the company’s ongoing operations.

* * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com.

Progress Energy’s conference call with the investment community will be held Nov. 3, 2006, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 981-4915, confirmation code 3264819. If you encounter problems, please contact Paltine Braxton at (919) 546-2233. A playback of the call will be available from 1 p.m. ET Nov. 3 through midnight on Nov. 17, 2006. To listen to the recorded call, dial (719) 457-0820 and enter confirmation code 3264819.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. A podcast of the event will also be available at www.progress-energy.com.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Peter Scott starting at 11 a.m. ET. To participate in this session, please dial (913) 981-5507, confirmation code 3941367.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $10 billion in annual revenues. The company's holdings include two electric utilities serving approximately 3 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering energy marketing. Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. In 2005, the company also received the prestigious J.D. Power and Associates Founder's Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company's Web site at progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the financial resources and capital needed to comply with environmental laws and our ability to recover eligible costs under cost recovery clauses; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered or stranded costs; weather conditions that directly influence the production, delivery and demand for electricity; the ability to recover through the regulatory process costs associated with future significant weather events; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to the Parent; the impact on our facilities and businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the anticipated future need for additional baseload generation in our regulated service territories and the accompanying regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded below investment grade; the impact that increases in leverage may have on us; the impact of derivative contracts used in the normal course of business; the investment performance of our pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve our cost-management targets for 2007; our ability to use Internal Revenue Code Section 29/45K (Section 29/45K) tax credits related to our coal-based solid synthetic fuel businesses; the impact that future crude oil prices may have on the value of our Section 29/45K tax credits; our ability to manage the risks involved with the operation of nonregulated plants, including dependence on third parties and related counter-party risks; the results of our consideration of alternative business strategies for our competitive commercial operations business, our ability to execute any alternative business strategies, and potential resulting charges to earnings; the ability to manage the risks associated with our energy marketing operations, including potential impairment charges caused by adverse changes in market or business conditions; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures.

These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (SEC). All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on us.

# # #

Contacts: Corporate Communications - (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
CONSOLIDATED INTERIM FINANCIAL STATEMENTS
September 30, 2006

UNAUDITED CONSOLIDATED STATEMENTS of INCOME
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions except per share data)	2006	2005	2006	2005
Operating revenues
Electric	$2,599	$2,412	$6,666	$5,963
Diversified business	314	542	1,053	1,314
Total operating revenues	2,913	2,954	7,719	7,277
Operating expenses
Utility
Fuel used in electric generation	860	633	2,259	1,712
Purchased power	391	424	880	839
Operation and maintenance	383	408	1,216	1,357
Depreciation and amortization	243	232	705	647
Taxes other than on income	141	131	380	356
Other	-	(7)	(2)	(32)
Diversified business
Cost of sales	370	585	1,144	1,418
Depreciation and amortization	12	21	51	59
Impairment of assets	-	-	155	-
Gain on the sale of assets	-	-	(4)	(4)
Other	15	17	59	69
Total operating expenses	2,415	2,444	6,843	6,421
Operating income	498	510	876	856
Other income (expense)
Interest income	13	3	37	11
Other, net	(9)	4	(1)	-
Total other income	4	7	36	11
Interest charges
Net interest charges	156	159	498	481
Allowance for borrowed funds used during construction	-	(3)	(4)	(10)
Total interest charges, net	156	156	494	471
Income from continuing operations before income tax and minority interest	346	361	418	396
Income tax expense (benefit)	106	(65)	135	(101)
Income from continuing operations before minority interest	240	426	283	497
Minority interest in subsidiaries’ loss (income), net of tax	3	7	(10)	24
Income from continuing operations	243	433	273	521
Discontinued operations, net of tax	76	16	44	20
Cumulative effect of changes in accounting principles, net of tax	-	1	-	1
Net income	$319	$450	$317	$542
Average common shares outstanding - basic	251	248	250	246
Basic earnings per common share
Income from continuing operations	$0.97	$1.75	$1.09	$2.12
Discontinued operations, net of tax	0.30	0.07	0.18	0.08
Cumulative effect of changes in accounting principles, net of tax	-	-	-	-
Net income	$1.27	$1.82	$1.27	$2.20
Diluted earnings per common share
Income from continuing operations	$0.97	$1.74	$1.09	$2.12
Discontinued operations, net of tax	0.30	0.07	0.17	0.08
Cumulative effect of changes in accounting principles, net of tax	-	-	-	-
Net income	$1.27	$1.81	$1.26	$2.20
Dividends declared per common share	$0.605	$0.590	$1.815	$1.770

This financial information should be read in conjunction with the Company’s Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)	September 30, 2006	December 31, 2005
ASSETS
Utility plant
Utility plant in service	$23,479	$22,940
Accumulated depreciation	(9,969)	(9,602)
Utility plant in service, net	13,510	13,338
Held for future use	12	12
Construction work in progress	1,055	813
Nuclear fuel, net of amortization	231	279
Total utility plant, net	14,808	14,442
Current assets
Cash and cash equivalents	335	605
Short-term investments	333	191
Receivables, net	1,061	1,050
Inventory	953	848
Deferred fuel cost	304	602
Deferred income taxes	126	41
Assets of discontinued operations	707	1,272
Prepayments and other current assets	138	208
Total current assets	3,957	4,817
Deferred debits and other assets
Regulatory assets	939	854
Nuclear decommissioning trust funds	1,215	1,133
Diversified business property, net	759	826
Miscellaneous other property and investments	466	476
Goodwill	3,655	3,719
Intangibles, net	222	269
Other assets and deferred debits	359	478
Total deferred debits and other assets	7,615	7,755
Total assets	$26,380	$27,014
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 254 and 252 million shares issued and outstanding, respectively	$5,672	$5,571
Unearned ESOP shares (2 and 3 million shares, respectively)	(50)	(63)
Accumulated other comprehensive loss	(96)	(104)
Retained earnings	2,495	2,634
Total common stock equity	8,021	8,038
Preferred stock of subsidiaries - not subject to mandatory redemption	93	93
Minority interest	15	36
Long-term debt, affiliate	271	270
Long-term debt, net	9,542	10,176
Total capitalization	17,942	18,613
Current liabilities
Current portion of long-term debt	700	513
Accounts payable	613	663
Interest accrued	151	208
Dividends declared	154	152
Short-term obligations	-	175
Customer deposits	222	200
Liabilities of discontinued operations	171	198
Other current liabilities	980	830
Total current liabilities	2,991	2,939
Deferred credits and other liabilities
Noncurrent income tax liabilities	218	228
Accumulated deferred investment tax credits	154	163
Regulatory liabilities	2,432	2,527
Asset retirement obligations	1,289	1,242
Accrued pension and other benefits	907	870
Other liabilities and deferred credits	447	432
Total deferred credits and other liabilities	5,447	5,462
Commitments and contingencies
Total capitalization and liabilities	$26,380	$27,014

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Nine Months Ended September 30	2006	2005
Operating activities
Net income	$317	$542
Adjustments to reconcile net income to net cash provided by operating activities
Discontinued operations, net of tax	(44)	(20)
Cumulative effect of changes in accounting principles	-	(1)
Impairment of assets	155	-
Charges for voluntary enhanced retirement program	-	159
Depreciation and amortization	827	793
Deferred income taxes	(79)	(156)
Investment tax credit	(9)	(10)
Tax levelization	6	(27)
Deferred fuel cost (credit)	197	(276)
Other adjustments to net income	91	91
Cash (used) provided by changes in operating assets and liabilities
Receivables	(31)	(275)
Inventories	(112)	(125)
Prepayments and other current assets	(51)	(42)
Accounts payable	6	191
Other current liabilities	168	14
Regulatory assets and liabilities	6	(50)
Other operating activities	47	3
Net cash provided by operating activities	1,494	811
Investing activities
Gross utility property additions	(1,012)	(772)
Diversified business property additions	(1)	(20)
Nuclear fuel additions	(71)	(98)
Proceeds from sales of discontinued operations and other assets, net of cash divested	548	458
Purchases of available-for-sale securities and other investments	(1,687)	(3,478)
Proceeds from sales of available-for-sale securities and other investments	1,611	3,534
Other investing activities	(16)	(32)
Net cash used in investing activities	(628)	(408)
Financing activities
Issuance of common stock	73	193
Proceeds from issuance of long-term debt, net	397	792
Net decrease in short-term indebtedness	(175)	(167)
Retirement of long-term debt	(848)	(562)
Dividends paid on common stock	(454)	(435)
Cash distributions to minority interests of consolidated subsidiary	(74)	-
Other financing activities	(42)	(17)
Net cash used in financing activities	(1,123)	(196)
Cash provided (used) by discontinued operations
Operating activities	130	94
Investing activities	(143)	(155)
Financing activities	-	-
Net (decrease) increase in cash and cash equivalents	(270)	146
Cash and cash equivalents at beginning of period	605	55
Cash and cash equivalents at end of period	$335	$201

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-1
Unaudited
Progress Energy, Inc.
Earnings Variances
Third Quarter 2006 vs. 2005

	Regulated Utilities
($ per share)	Carolinas	Florida	Progress Ventures	Corporate and Other Businesses	Core Business		Coal & Synthetic Fuels		Consolidated

2005 GAAP earnings	0.74	0.60	0.01	0.18	1.53		0.29		1.82
Intraperiod tax allocation	0.01	(0.03)		(0.35)	(0.37)	A			(0.37)
Discontinued operations			(0.09)	(0.01)	(0.10)	B	0.03	B	(0.07)
CVO mark-to-market				(0.02)	(0.02)	C			(0.02)
Severance costs		0.01			0.01	D			0.01
2005 ongoing earnings	0.75	0.58	(0.08)	(0.20)	1.05		0.32		1.37

Weather - retail	(0.07)	(0.05)			(0.12)				(0.12)

Other retail - growth and usage	0.03				0.03				0.03

Wholesale	0.01				0.01	E			0.01

O&M	0.04	0.01			0.05	F			0.05

Other	0.01	0.03		(0.01)	0.03	G			0.03

Sale of assets	(0.02)				(0.02)	H			(0.02)

Interest charges	0.03	(0.03)		(0.01)	(0.01)	I			(0.01)

Net diversified business			(0.08)	(0.02)	(0.10)	J	(0.28)	K	(0.38)

Taxes	(0.02)	(0.02)		0.02	(0.02)	L			(0.02)

Share dilution	(0.01)	(0.01)		0.01	(0.01)				(0.01)

2006 ongoing earnings	0.75	0.51	(0.16)	(0.21)	0.89		0.04		0.93
Intraperiod tax allocation		(0.01)		0.06	0.05	A			0.05
Discontinued operations			0.28		0.28	B	0.02	B	0.30
CVO mark-to-market				(0.01)	(0.01)	C			(0.01)
2006 GAAP earnings	0.75	0.50	0.12	(0.16)	1.21		0.06		1.27

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B -	Discontinued operations from sales of 1) Progress Rail 2) Progress Telecom 3) Rowan & DeSoto operations 4) Coal Mining businesses 5) Gas operations and 6) Dixie Fuels and Other Fuels businesses.
C -	Corporate and Other - Impact of change in market value of outstanding CVO's.
D -	Severance costs recorded in the third quarter of 2005 associated with the cost management initiative and voluntary enhanced retirement program.
E -	Carolinas - Favorable primarily due to decreased fuel costs.
F -
Carolinas - Favorable primarily due to lower outage costs at nuclear facilities, lower pension expenses due to revised actuarial estimates, lower estimated environmental costs and lower storm related costs, partially offset by capital project write-offs.

Florida - Favorable primarily due to lower pension expenses due to revised actuarial estimates, partially offset by increased nuclear outage accruals.
G -
Carolinas - Favorable primarily due to an increase in interest income on temporary investments and under-recovered fuel costs and lower depreciation and amortization, partially offset by the recognition of an additional loss in excess of a joint owner's indemnification agreement.

Florida - Favorable primarily due to increased miscellaneous services revenue and an increase in interest income on both temporary investments and unrecovered storm costs.
H -	Carolinas - Unfavorable primarily due to prior year gain on Tillery land sale.
I -
Carolinas - Favorable primarily due to change in interest accrued related to tax matters, partially offset by the impact of a November 2005 debt issuance and the impact of higher variable interest rates on pollution control bonds.

Florida - Unfavorable primarily due to an interest benefit related to a tax matter in the prior year and higher interest on long-term debt related to under-recovered storm and fuels costs.
Corporate and Other - Unfavorable primarily due to interest related to a tax matter in the prior year.
J -	Progress Ventures - Unfavorable primarily due to recognition of losses due to discontinued cash flow hedge accounting treatment on gas hedges.
K -
Coal and Synthetic Fuels - Synthetic Fuels unfavorable primarily due to fewer tax credits due to lower production volumes and the recording of additional previously unrecognized tax credits in third quarter 2005, partially offset by lower pre-tax losses resulting from lower production volumes and a reduction in the tax credit reserve due to potential phase-out resulting from decreasing oil prices.

L -	Carolinas - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense.
Florida - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense.
Corporate and Other - Favorable primarily due to no longer allocating the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA.

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-2
Unaudited
Progress Energy, Inc.
Earnings Variances
Year-to-Date 2006 vs. 2005

	Regulated Utilities
($ per share)	Carolinas	Florida	Progress Ventures	Corporate and Other Businesses	Core Business		Coal & Synthetic Fuels		Consolidated

2005 GAAP earnings	1.48	0.83	0.04	(0.54)	1.81		0.39		2.20
Intraperiod tax allocation	0.02			(0.13)	(0.11)	A			(0.11)
Discontinued operations			(0.17)	0.07	(0.10)	B	0.02	B	(0.08)
CVO mark-to-market				(0.02)	(0.02)	C			(0.02)
Severance costs	0.15	0.27	0.01		0.43	D	0.01	D	0.44
2005 ongoing earnings	1.65	1.10	(0.12)	(0.62)	2.01		0.42		2.43

Weather - retail	(0.11)	(0.01)			(0.12)				(0.12)

Other retail - growth and usage	0.05	0.03			0.08				0.08

Wholesale	0.08				0.08	E			0.08

O&M	(0.16)	0.04			(0.12)	F			(0.12)

Other	0.02	0.07			0.09	G			0.09

Depreciation & Amortization	0.02	0.01			0.03	H			0.03

Sale of assets	(0.02)	(0.05)			(0.07)	I			(0.07)

Interest charges		(0.06)		(0.02)	(0.08)	J			(0.08)

Net diversified business			(0.16)	0.04	(0.12)	K	(0.47)	L	(0.59)

Taxes	(0.11)	(0.04)		0.09	(0.06)	M			(0.06)

Share dilution	(0.02)	(0.02)		0.01	(0.03)				(0.03)

2006 ongoing earnings	1.40	1.07	(0.28)	(0.50)	1.69		(0.05)		1.64
Intraperiod tax allocation		(0.01)		(0.02)	(0.03)	A	-		(0.03)
Discontinued operations			0.12	0.09	0.21	B	(0.03)	B	0.18
CVO mark-to-market				(0.10)	(0.10)	C			(0.10)
Impairments			(0.17)		(0.17)	N	(0.25)	O	(0.42)
2006 GAAP earnings	1.40	1.06	(0.33)	(0.53)	1.60		(0.33)		1.27

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B -	Discontinued operations from sales of 1) Progress Rail 2) Progress Telecom 3) Rowan & DeSoto operations 4) Coal Mining businesses 5) Gas operations and 6) Dixie Fuels and Other Fuels businesses.
C -	Corporate and Other - Impact of change in market value of outstanding CVO's.
D -	Severance costs recorded in the first three quarters of 2005 associated with the cost management initiative and voluntary enhanced retirement program.
E -	Carolinas - Favorable primarily due to increased capacity under contract favorable excess generation margin.
F -
Carolinas - Unfavorable primarily due to outages at nuclear facilities, additional estimated environmental remediation expenses and capital project write-offs, partially offset by lower outage costs at fossil facilities.

Florida - Favorable primarily due to prior year write-off of unrecovered storm restoration costs and lower pension expenses due to revised actuarial estimates, partially offset by additional spending on system reliability programs.

G -
Carolinas - Favorable primarily due to an increase in interest income on temporary investments and under-recovered fuel costs and the prior year FERC audit settlement, partially offset by the recognition of an additional loss in excess of a joint owner's indemnification agreement.

Florida - Favorable primarily due to increased miscellaneous services revenue, an increase in interest income on both temporary investments and unrecovered storm costs, and the prior year FERC audit settlement.

H -	Carolinas - Favorable primarily due to lower Clean Smokestacks amortization, partially offset by increases in the depreciable base.
Florida - Favorable primarily due to rate changes related to the 2005 depreciation study, partially offset by increases in the depreciable base.
I -	Carolinas - Unfavorable primarily due to prior year gain on Tillery land sales.
Florida - Unfavorable primarily due to prior year gain on Winter Park sale.
J -	Florida - Unfavorable primarily due to higher interest on long-term debt, under-recovered storm and fuel costs, and an interest benefit related to a tax matter in the prior year.
Corporate and Other - Unfavorable primarily due to interest related to a tax matter in the prior year.
K -	Progress Ventures - Unfavorable primarily due to recognition of losses due to discontinued cash flow hedge accounting treatment, other realized mark-to-market losses and adverse contract margins.
Corporate and Other - Favorable primarily due to gain on sale of Level 3 stock received as part of the Progress Telecom sale.
L -
Coal and Synthetic Fuels - Synthetic Fuels unfavorable primarily due to fewer tax credits from lower production volumes, phase out allowance and the recording of additional previously unrecognized tax credits in 2005, partially offset by lower pre-tax losses resulting from lower production volumes and by an inflation adjustment recorded for 2005 tax credits.  Coal Terminals favorable primarily due to restructuring of a long-term coal supply agreement in 2006.

M -	Carolinas - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense and prior year benefit related to a federal tax matter.
Florida - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense.
Corporate and Other - Favorable primarily due to no longer allocating the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA.
N -
Progress Ventures - Impairment of goodwill associated with Progress Ventures' nonregulated plants in Georgia. Impairment also includes a portion of the write off of North Carolina net operating loss carry forwards due to the impact to future Progress Ventures North Carolina operations following the sale of the Rowan plant.

O -
Coal and Synthetic Fuels - Impairment of Synthetic Fuel's intangible and long-lived assets and a partial impairment of terminal assets. Impairment also includes a portion of the write off of North Carolina net operating loss carry forwards.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited
	Three Months Ended			Three Months Ended			Percentage Change
	September 30, 2006			September 30, 2005			From September 30, 2005
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$458	$754	$1,212	$453	$660	$1,113	1.1%	14.2%
Commercial	297	334	631	281	283	564	5.7	18.0
Industrial	198	90	288	199	77	276	(0.5)	16.9
Governmental	28	83	111	26	68	94	7.7	22.1
Provision for retail revenue sharing	-	-	-	-	(2)	(2)	-	-
Total Retail	$981	$1,261	$2,242	$959	$1,086	$2,045	2.3	16.1
Wholesale	205	98	303	218	96	314	(6.0)	2.1
Unbilled	(9)	(3)	(12)	(17)	8	(9)	-	-
Miscellaneous revenue	23	43	66	25	37	62	(8.0)	16.2
Total Electric	$1,200	$1,399	$2,599	$1,185	$1,227	$2,412	1.3%	14.0%

Energy Sales (millions of kWh)
Retail
Residential	4,886	6,369	11,255	5,058	6,554	11,612	(3.4)%	(2.8)%
Commercial	3,975	3,481	7,456	4,008	3,551	7,559	(0.8)	(2.0)
Industrial	3,317	1,067	4,384	3,481	1,112	4,593	(4.7)	(4.0)
Governmental	427	905	1,332	421	897	1,318	1.4	0.9
Total Retail	12,605	11,822	24,427	12,968	12,114	25,082	(2.8)	(2.4)
Wholesale	3,974	1,372	5,346	4,356	1,408	5,764	(8.8)	(2.6)
Unbilled	(248)	(97)	(345)	(516)	195	(321)	-	-
Total Electric	16,331	13,097	29,428	16,808	13,717	30,525	(2.8)%	(4.5)%

Energy Supply (millions of kWh)
Generated - steam	7,870	5,865	13,735	8,397	6,398	14,795
nuclear	6,317	1,592	7,909	5,997	1,707	7,704
combustion turbines/combined cycle	1,181	3,385	4,566	1,299	3,267	4,566
hydro	114	-	114	172	-	172
Purchased	1,486	3,085	4,571	1,661	3,080	4,741
Total Energy Supply (Company Share)	16,968	13,927	30,895	17,526	14,452	31,978

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	21	1		-	-		-%	-%
- Normal	15	-		17	-

Cooling Degree Days - Actual	1,074	1,388		1,271	2,651		(15.5)%	(47.6)%
- Normal	1,063	1,389		1,053	2,296

Impact of retail weather to normal on EPS	$0.01	$0.00	$0.01	$0.08	$0.05	$0.13

	Nine Months Ended			Nine Months Ended			Percentage Change
	September 30, 2006			September 30, 2005			From September 30, 2005
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$1,133	1,820	2,953	$1,099	$1,522	$2,621	3.1%	19.6%
Commercial	759	869	1,628	709	711	1,420	7.1	22.2
Industrial	534	264	798	512	211	723	4.3	25.1
Governmental	69	223	292	64	178	242	7.8	25.3
Provision for retail revenue sharing	-	1	1	-	(3)	(3)	-	-
Total Retail	$2,495	3,177	$5,672	$2,384	$2,619	$5,003	4.7	21.3
Wholesale	$564	236	800	546	237	783	3.3	(0.4)
Unbilled	(21)	21	-	(20)	22	2	-	-
Miscellaneous revenue	75	119	194	70	105	175	7.1	13.3
Total Electric	$3,113	$3,553	$6,666	$2,980	$2,983	$5,963	4.5%	19.1%

Energy Sales (millions of kWh)
Retail
Residential	12,741	15,425	28,166	13,015	15,242	28,257	(2.1)%	1.2%
Commercial	10,245	9,040	19,285	10,175	9,010	19,185	0.7	0.3
Industrial	9,389	3,173	12,562	9,641	3,093	12,734	(2.6)	2.6
Governmental	1,080	2,432	3,512	1,063	2,368	3,431	1.6	2.7
Total Retail	33,455	30,070	63,525	33,894	29,713	63,607	(1.3)	1.2
Wholesale	11,260	3,342	14,602	11,635	4,063	15,698	(3.2)	(17.7)
Unbilled	(395)	532	137	(583)	520	(63)	-	-
Total Electric	44,320	33,944	78,264	44,946	34,296	79,242	(1.4)%	(1.0)%

Energy Supply (millions of kWh)
Generated - steam	22,571	15,249	37,820	22,209	16,495	38,704
nuclear	17,919	4,646	22,565	18,072	5,028	23,100
combustion turbines/combined cycle	1,790	8,019	9,809	2,190	7,133	9,323
hydro	439	-	439	612	-	612
Purchased	3,349	8,083	11,432	3,765	7,667	11,432
Total Energy Supply (Company Share)	46,068	35,997	82,065	46,848	36,323	83,171

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	1,764	299		1,969	316		(10.4)%	(5.4)%
- Normal	1,934	386		1,920	382

Cooling Degree Days - Actual	1,568	2,576		1,687	3,709		(7.1)%	(30.5)%
- Normal	1,605	2,528		1,607	3,468

Impact of retail weather to normal on EPS	($0.06)	($0.02)	($0.08)	$0.05	$0.02	$0.07

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited

Financial Statistics

	September 30, 2006	September 30, 2005
Return on average common stock equity (12 months ended)	5.9%	9.5%
Book value per common share	$31.99	$31.85
Capitalization
Common stock equity	43.0%	42.3%
Preferred stock of subsidiary and minority interest	0.6%	0.7%
Total debt	56.4%	57.0%
Total Capitalization	100.0%	100.0%

2005 Impact of Severance Charges

($ in millions)	Three months ended September 30, 2005		Nine months ended September 30, 2005
Line of Business	Pre-tax	After-tax	Pre-tax	After-tax
Progress Energy Carolinas	$2	$1	$62	$37
Progress Energy Florida	3	2	110	66
Progress Ventures	-	-	2	1
Corporate and Other	-	-	1	-
Coal and Synthetic fuels	-	-	6	4
Total	$5	$3	$181	$108